Putnam RetirementReady 2030 Fund
7/31/05 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	 98
Class B	*
Class C 	*

72DD2 (000s omitted)

Class M	*
Class R	*
Class Y	140

73A1
Class A	0.419
Class B	0.347
Class C	0.347

73A2
Class M	0.399
Class R	0.399
Class Y	0.439

74U1 (000s omitted)

Class A	477
Class B	3
Class C	*

74U2 (000s omitted)

Class M	1
Class R	*
Class Y	505

* Represents less than 1(000s omitted)

74V1

Class A	68.65
Class B	67.07
Class C	67.06

74V2

Class M	67.14
Class R	67.27
Class Y	73.90